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                                                               EXHIBIT 10.28

                       [HEDSTROM CORPORATION LETTERHEAD]

                                     LEASE

        THIS LEASE AGREEMENT is made and entered into this twenty-fourth day of January, 1992 at Ashland, Ohio, by and between J.J.D. Properties, Ashland, Ohio, hereinafter called Lessor, and Hedstrom Corporation, Ashland, Ohio, hereinafter called Lessee.


                                   ARTICLE I.

                    Demise, Description, Use, Term and Rent
                    ---------------------------------------

        Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, that certain property, hereinafter called the leased premises, situated in the City of Ashland, County of Ashland and State of Ohio and described as follows:

                The leased premises shall consist of 61,000 square feet of the Lessor's building, manufacturing section, beginning where the current office section ends and extending eastward to encompass a total of 61,000 square feet, being the most westerly portion of the manufacturing facility. A suitable barrier will be placed, at Lessor's cost, on a line running north and south at a place where there is a total of 78,000 square feet of manufacturing space to its west. The lessee shall occupy and rent 61,000 square feet until or unless it exercises its option to enlarge the area to a maximum of 78,000 square feet. On a monthly basis, the Lessee may wish to utilize the space between the 61,000 square foot line and the 78,000 square foot line. Utilization will be in 2,500 square foot increments up to the maximum of 17,000 additional square feet. Any portion of this space utilized will be payable at the then existing square footage rate. Payments will be payable monthly for the square footage occupied at the end of each month. Either party may cancel the additional square footage agreement upon 60-days prior notice. Lessor agrees that the space will not be rented to another party without giving the Lessee the option to enlarge the regular leased space to 78,000 square feet, at which time the additional square footage becomes a part of the lease and will continue until the termination of the lease. Included in the original leased premises is the manufacturing office. In addition, Lessee wishes to lease 2,380 square feet of office space immediately adjacent to the west end of the manufacturing area. The office space shall be on a month-to-month basis at the same rate per square foot as the original lease. Lessee may upon sixty-days notice elect to discontinue



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Lease Agreement between J.J.D. Properties
and Hedstrom Corporation


        use of the office area. Additionally there shall be provided a total of fifty (50) parking spaces for the Lessee immediately adjoining the south side of the building.

to be used as manufacturing facility and support uses, for the term of five (5) years commencing on January 1, 1992 and ending on December 31, 1996. The Lessee is granted the option to extend the initial lease term for five (5) three-year extension terms. The first extension term is to be exercised by the Lessee providing written notification to the lessor at least ninety (90) days preceding the expiration of the initial lease term. The Lessee may extend the lease, at its option, for a second three-year extension term by providing written notification to the Lessor of at least ninety (90) days preceding the end of the first extension three-year term. If the first three-year extension term is exercised, it shall run from January 1, 1997, through December 31, 1999. If the second three-year extension term is exercised, it shall run from January 1, 2000, through December 31, 2002. If the third through fifth three-year extensions are exercised, the terms would be:

                Third - January 1, 2003, through December 31, 2005 Fourth - January 1, 2006, through December 31, 2008 Fifth - January 1, 2009, through December 31, 2011

The annual rental shall be payable as specified in Article II.


                                  ARTICLE II.

                                      Rent

        The Lesses shall pay to Lessor, at such address as Lessor shall designate in writing, as rent for the lease premises, the sum of Two and .10 dollars ($2.10) per square foot of leased area, per year. The rent shall be payable in equal monthly installments due on the first day of January 1992, and the first day of each month thereafter during the initial lease term of five
(5) years. If the Lessee exercises its first three-year extension term, the rental shall be in the sum of Two and 20/100 Dollars ($2.20) per square foot of leased area, per year, payable in equal monthly installments. If the second through fifth three-year extensions are exercised, the rental amount shall be determined at that time. However, the rental amount per square foot will not exceed the change in the Producer Price Index since the beginning of the immediately preceding three-year extension.

        The amount of square footage occupied by the lessee shall determine the amount of rental to be paid to the Lessor and any changes in the amount of square footage used by the Lessee shall change the rental as of the date of the beginning of usage with partial months being prorated.


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Lease Agreement between J.J.D. Properties
and Hedstrom Corporation


                               Additional Charges

        The Lessee agrees to pay its prorated share of real estate taxes based upon the amount of square footage occupied by the Lessee compared to the total amount of the manufacturing area. The Lessee's share of the real estate taxes shall not exceed Fourteen Cents ($0.14) per square foot of leased area per year. The accrual of taxes for the Lessee shall begin on the date of occupancy and shall be paid on a semi-annual basis corresponding with the due dates of real estate taxes in Ashland County, Ohio.


                                  ARTICLE III.

                                   Utilities

        The Lessor shall provide, at its cost, a separate metering system for natural gas, electric and water usage of the Lessee. The Lessee shall be responsible for the actual cost of gas, electric and water utilities used by it for the leased area.

        Any telephone usage shall be at the cost of the Lessee including the cost of installation. The building is currently heated through a boiler system, the Lessee will pay the cost of the heating gas and charge other tenants a rateable share based on square footage used. However, tenants who do not have any full-time employees and would require no heat will not be charged a pro-ratio share of the heating cost. The Lessor shall provide suitable access to sewer drains.


                                  ARTICLE IV.

                                   Insurance

        Lessee agrees to secure from a good and responsible company or companies doing insurance business in the State of Ohio and maintain during the entire term of this lease the following insurance coverages:

        a. Public liability insurance in the minimum amount of Five Million Dollars ($5,000,000.00) for loss from an accident resulting in bodily injury to or death of persons, and One Million Dollars ($1,000,000.00) for loss from an accident resulting in damage to or destruction of property.

        b. Fire and extended coverage insurance on Lessee's fixtures, goods, wares and merchandise, in or on the leased premises.




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Lease Agreement between J.J.D. Properties
and Hedstrom Corporation



        Lessee agrees that the Lessor shall be named as an additional insured on the aforementioned policies of insurance.

        On securing the foregoing coverages, the Lessee shall give the Lessor written notice of a certificate of insurance as to the coverages obtained. Proof must also be given by Lessee to the Lessor that the policies provided for in this Article expressly provides that they shall not be cancelled or altered without thirty (30) days prior written notice to the Lessor.

        If the building is damaged by fire, flood, or other casualty, the Lessor shall make such repairs that will restore the premises to a condition at least as good as that immediately preceding the casualty, as more fully provided below.

        If the building on the leased premises should be totally destroyed by fire, flood, or other casualty, or if it should be so damaged that rebuilding or repairs cannot reasonably be completed within sixty (60) working days from the date of the occurrence, this lease shall be terminable by the Lessee and rent shall be abated for the unexpired portion of this lease, effective as of the date of said occurrence.

        If the building or other improvements on the leased premises should be damaged by fire, flood, or other casualty, but not to such an extent that rebuilding or repairs cannot be reasonably completed within sixty (60) working days from the date of the occurrence, this lease shall not terminate, but Lessor shall, at its sole cost and risk proceed forthwith to rebuild or repair such building and other improvements to substantially the condition to which they existed prior to such damage. If the building and other improvements are to be rebuilt or repaired and are untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be adjusted equitably. In the event that lessor shall fail to complete such rebuilding or repairs, within sixty (60) working days from the date of occurrence, Lessee may at its option terminate this lease by written notification at such time to Lessor, whereon all rights and obligations hereunder shall cease.





                                   ARTICLE V.

                               Waste and Nuisance



        Lessee shall not commit, or suffer to be committed, any waste on the leased premises, nor shall it maintain, commit, or permit the maintenance or commission of any nuisance on the leased premises or use the leased premises for any unlawful purpose.




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Lease Agreement between J.J.D. Properties
and Hedstrom Corporation





                                    Repairs

        Lessee agrees to keep the leased premises in good order and repair, reasonable wear and tear (and damage by accident, fire, or other casualty not resulting from Lessee's negligence) excepted.

        Lessor shall maintain the leased premises in condition fit for its intended use and shall make all necessary repairs except that the Lessee shall make all repairs of the leased premises occasioned by its negligent use of the leased premises.

        More specifically, Lessor shall repair and maintain the leased premises so that the premises will have:

        a. Effective waterproofing and weather protection of roof and exterior walls, including unbroken windows and doors.

        b. Plumbing facilities that conform to applicable law in effect at the time of installation, maintained in good working order.

        c. Restroom facilities for the exclusive use of the employees and guests of Lessee.

        d. A water supply approved under applicable law which is under the control of Lessee, capable of producing hot and cold running water.

        e. Heating facilities which conform with applicable law at the time of installation, maintained in good working order.

        f. Electrical lighting, with wiring and electrical equipment which conform with applicable law at the time of installation, maintained in good working order.

        g. Building, grounds, and appurtenances at the time of the commencement of the lease in every part clean, sanitary, and free from all accumulations of debris, filth, rubbish, garbage, rodents, and vermin.

        h.      Floors maintained in good repair.



        However, no duty on the part of the Lessor shall arise with respect to maintenance or repairs under the above paragraph if Lessee is in substantial violation of any one or more of the following affirmative obligations:

        a. To keep that portion of the leased premises which it occupies and uses as clean and sanitary as the condition of the premises permits.

        b. To dispose from the leased premises all rubbish, garbage and other waste, in a clean and sanitary manner.




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Lease Agreement between J.J.D. Properties
and Hedstrom Corporation


        c. To use and operate properly all electrical, gas, and plumbing fixtures and keep them as clean and sanitary as their condition permits.

        d. Not to permit any person on the premises, with its permission, willfully or wantonly to destroy, deface, damage, impair, or remove any part of the lease premises or the facilities, equipment, or appurtenances thereto.

        If, within a reasonable time after Lessee's notice to Lessor of repairs or maintenance which Lessor has a duty to repair, Lessor neglects to make such repairs, Lessee may repair the same itself, and if the cost of the repairs does not require an expenditure greater than one (1) month's rent, to deduct the expenses of such repairs from the rent.

        Notwithstanding the foregoing provisions, Lessor shall have no liability to the Lessee, nor for any damage to Lessee's property or the interruption of Lessee's business that results from any storm, flood, riot, civil disturbance, any act of God, or nature.


                                  ARTICLE VI.

                 Usage, Alterations, Improvements and Fixtures

        The intended use of the leased premises is for the conducting of the Lessee's manufacturing of plastic products through the rotocast process. All equipment brought to the premises or installed or affixed to the property shall remain the personal property of the Lessee and may be removed at the expiration of the lease or any extensions thereof. In the event that the Lessee does remove any property from the premises at the end of the lease, than it shall be required to restore the premises to its prior condition, normal wear and tear excepted.

        To facilitate the operation of the Lessee's manufacturing process, it will be necessary to provide roof vents which shall be installed at the Lessee's cost. At the expiration of the lease, the Lessee shall repair the roof to its prior condition or, at Lessor's election, leave the roof vents in place. The Lessee shall not alter or improve the leased premises without the prior approval of Lessor which approval shall not unreasonably be withheld.

        All improvements, equipment and fixtures placed on the leased premises by lessee shall at all times be and remain the property of Lessee, and Lessee shall have the option and right to remove said improvements, equipment and fixtures at any time during the lease term and within sixty (60) days after the expiration or sooner termination of this lease. Should Lessee fail to remove such




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Lease Agreement between J.J.D. Properties
and Hedstrom Corporation


improvements, equipment, fixtures, or any of them within said sixty (60) day period, such property remaining on the leased premises shall be deemed abandoned by the Lessee and shall thereupon become the absolute property of the Lessor without compensation to the Lessee.


                                  ARTICLE VII.

                             Environmental Matters

        Lessee covenants that it will not permit any hazardous substance or contamination to be released or discharged into or upon the premises in any way, nor will Lessee permit any hazardous substance or contamination to be released or discharged into any sewer or drainage system flowing through, from or upon the land of which the premises are a part. In this regard, Lessee agrees to indemnify and hold Lessor harmless from any and all claims, actions and causes of action that may be asserted against Lessor (whether during the term of this Lease or subsequent to the term) that arise out of or by reason of Tenant's breach of its covenants under this Section. Lessor agrees that Lessee will be held harmless from any and all claims, actions and causes of action that may be asserted against Lessor for any release of hazardous substances caused by former tenants prior to the commencement date of this Lease. Lessee will also be held harmless for any hazardous substance release which may be cause during the term of this lease by other tenants of the premises. As used herein, the words "hazardous substance or contamination" means any substance that is toxic, ignitable, reactive or corrosive and that is regulated by any local, state or federal governmental agency or entity, or any material or substance that is defined as "hazardous waste", "extremely hazardous waste" or a "hazardous substance" under any local, state or federal law or regulation.


                                 ARTICLE VIII.

                                Quiet Possession

        Lessor shall, on the commencement date of the term of this lease, place Lessee in quiet possession of the leased premises and shall secure it in the quiet possession thereof against all persons lawfully claiming the same during the entire lease term and any extension thereof.

        Lessor covenants that the leased premises are not subject to any lien, claim, or encumbrance, and that it is not in default or arrears in the making of any payment or the performance of any obligation relating to the leased premises.

                                  ARTICLE IX.




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Lease Agreement between J.J.D. Properties
and Hedstrom Corporation



                             Defaults and Remedies


        If the rent provided for herein or any part thereof shall at any time be in arrears and unpaid for more than twenty (20) days, and without any demand being make therefor, or if the Lessee shall fail to keep and perform any of the covenants, agreements or conditions of this lease on the part of the Lessee to be kept and performed, or shall make an assignment for the benefit of creditors, or if the interest of the Lessee therein shall be sold under execution or other legal process, or if Lessee shall abandon or vacate said premises during said term, then in any such case it shall be lawful for Lessor to enter into said premises and again have, repossess and enjoy the same as if this lease has not been made, and thereupon this lease and everything herein contained on the part of Lessor to be done and performed shall cease, determine and be utterly void; without prejudice, however, to the right of the Lessor to recover from Lessee rent due up to the time of such entry. The commencement of a proceeding or suit in forcible entry and detainer, or in ejectment or otherwise, after any default by the Lessee, shall be equivalent in every respect to an actual entry by the Lessor. In case of any default and entry by Lessor, Lessor may relet said premises for the remainder of said term at the highest rent reasonably obtainable and may recover from Lessee any deficiency between the amount obtained and the rent hereinbefore reserved.

        If Lessor defaults in the performance of any term, covenant, or condition required to be performed by it under this Agreement, Lessee may elect either one of the following:

        a. After the expiration of a reasonable amount of time subsequent to written notice to Lessor, Lessee may remedy such default by any necessary action, and in connection with remedy may pay expenses and employ counsel; all reasonable sums expensed or obligations incurred by Lessee in connection therewith shall be paid by Lessor to Lessee on demand, and on failure of such reimbursement, Lessee may, in addition to any other right or remedy the Lessee may have, deduct the costs and expenses thereof from rent subsequently becoming due hereunder; or

        b. Elect to terminate this Agreement after the expiration of a reasonable amount of time to lessor of such intention, thereby terminating this Agreement on the date designated in such notice, unless Lessor shall have cured such default prior to the expiration of a reasonable amount of time.


                            Assignment and Sublease

        Lessee shall not have the right without prior approval of Lessor to assign this lease, any interest therein, or to sublet the leased premises, or any part thereof, provided, however, that the Lessor's approval shall not unreasonably be withheld.



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Lease Agreement between J.J.D. Properties
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                                   ARTICLE X.

                                 Miscellaneous

     All notices provided to be given under this Agreement shall be given by certified mail addressed to the proper party at the following addresses:

Lessor                                  Lessee
------                                  ------

J.J.D. Properties                       Hedstrom Corporation
611 County Road 620                     710 Orange Street
R.D. 3                                  Ashland, OH 44805
Ashland, OH 44805

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     This Agreement shall be construed under and in accordance with the laws of the State of Ohio and all obligations of the parties created hereunder are performable in Ashland County, Ohio.

     In case any one or more of the provisions contained in this lease shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this lease shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     This lease constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

     No amendment, modification, or alteration of the terms hereof shall be binding unless the same shall be in writing, dated subsequent to the date hereof, and duly executed by the parties hereto.

     No waiver by the parties hereto of any default or breach of any term, condition, or covenant of this lease shall be deemed to be a waiver of any other breach of the same or any other term, condition, or covenant contained herein.




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Lease Agreement between J.J.D. Properties
and Hedstrom Corporation


        IN WITNESS WHEREOF, the undersigned Lessor and Lessee hereto execute this agreement as of the day and year first above written.


Signed in the presence of:                      LESSOR




/s/ JANICE K. STEELE
------------------------------


/s/ [ILLEGIBLE]                                 by  [ILLEGIBLE]
------------------------------                     -----------------------------

                                                LESSEE

/s/ MARTIN T. ALAN
------------------------------



/s/ KATHY BECK                                  by /s/ JAMES D. BRAEUNIG
------------------------------                     -----------------------------



The State of Ohio, County of Ashland:

        Before me, a notary public, in and for said County and State, personally appeared, Lessor, J.J.D. Properties, by L. Thomas S. [ILLEGIBLE], its proprietor, who acknowledges that he did sign the foregoing instrument for and on behalf of said Corporation, and that the same is the free act and deed of said Corporation, and the free act and deed of him personally and as such officer.

        In Testimony Whereof, I have hereunto set my hand and official seal at Ashland, Ohio, this 19th day of February, 1991.



                                                /s/ JANICE K. STEELE
                                                --------------------------------
                                                notary public
                                                My Commission expires 5/2/95




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